FOR IMMEDIATE RELEASE	Contact:	Greg Steffens, President (573) 785-1421

SOUTHERN MISSOURI BANCORP, INC.
COMPLETES SALE OF $7.0 MILLION OF TRUST PREFERRED SECURITIES
AND COMPLETES STOCK REPURCHASE PROGRAM

POPLAR BLUFF, MO, March 18, 2004 - Southern Missouri Bancorp, Inc. (NASDQ:SMBC), the parent corporation of Southern Missouri Bank and Trust Co., (the "Company") announced today the issuance of $7.0 million of Floating Rate Capital Securities (the "Trust Preferred Securities") of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. The securities represent undivided beneficial interests in the trust, which was established by Southern Missouri Bancorp for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Southern Missouri Statutory Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures of Southern Missouri Bancorp. Southern Missouri Bancorp intends to use its net proceeds for working capital and investment in its subsidiaries.

The managers for the transaction were FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

The Company is also pleased to announce the completion of its latest stock repurchase plan. The Company repurchased 23,500 shares under this repurchase plan at an average price of $25.06 per share (prior to the stock split in the form of a stock dividend of one additional share for each share held on September 26, 2003), and 35,220 shares at an average price of $15.30 per share (after the stock split in the form of a stock dividend).

The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan and Van Buren, Missouri.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.